United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 3, 2010

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)
1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)
Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2010, Shuffle Master, Inc. (NASDAQ National Market: SHFL) (either the “Company,” “we” or “our”) entered into the First Amendment to that certain Employment Agreement, dated as of August 1, 2009, between the Company and Linster W. Fox.

The First Amendment corrects an inadvertent error regarding Mr. Fox’s severance amount in the event of a change in control and clarifies that the minimum bonus payable to Mr. Fox for fiscal 2010 in the amount of $40,000 (the “Minimum Bonus”), which Minimum Bonus shall be due and payable on August 1, 2010, is a non-refundable advance and credited against any bonus that Mr. Fox may earn or otherwise be entitled to for fiscal 2010.  Under the terms of the First Amendment, in the event Mr. Fox’s employment as the Chief Financial Officer is terminated within one (1) month prior to or following an actual change in control event (as defined in the First Amendment), and without Mr. Fox having been offered the same or a comparable position, Mr. Fox’s severance amount shall be the sum of: (i) twenty-four (24) months of his then monthly base salary, plus (ii) additional compensation for his covenant not to compete equal to two (2) times the amount of his immediate prior year’s actual cash bonus (excluding any equity grants and long-term incentive bonuses, but including spot bonuses).  The severance amount shall be paid over a period of twenty-four (24) months in equal monthly installments at the same intervals as other employees of the Company are then being paid their base salaries.

The First Amendment to the Employment Agreement for Mr. Fox is furnished as Exhibit 10.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	First Amendment to the Employment Agreement dated as of May 3, 2010, by and between Shuffle Master, Inc. and Linster W. Fox

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date: May 7, 2010

/s/ PHILLIP C. PECKMAN
Phillip C. Peckman
Chief Executive Officer